EXHIBIT 99.1

                            [LOGO]



                     N E W S   R E L E A S E


For Immediate Release

Contact:  HemaCare Corporation
          JoAnn Stover, Director of Investor Relations
          877.310.0717
          www.hemacare.com


       HEMACARE ADDS NEW MEMBERS TO ITS BOARD OF DIRECTORS
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     Los  Angeles, CA, May 19, 2003 -  HemaCare Corporation  (OTC
Bulletin Board: HEMA) announced the appointment of Wm. Andrew  L.
Heaton, M.D. and Terry Van Der Tuuk  to its Board of Directors.

     Wm. Andrew L. Heaton, M.D. serves as Vice President of Regulatory/Scientific Affairs and Chief Medical Officer of
Chiron, Blood Testing Division, an international provider of nucleic acid and immuno testing to the blood screening market. Prior to assuming his position at Chiron, Dr. Heaton was Chief Medical Officer of Blood Systems Foundation and President and Chief Executive Officer of the Blood Centers of the Pacific. Dr. Heaton is a nationally recognized expert in both the medical and technical fields of blood banking and has published numerous articles in the fields of pathology, hematology and blood banking.

     Terry Van Der Tuuk is Vice Chairman of Graphic Technology, a barcode label company which was listed on the American Stock Exchange and sold to Nitto Denko Corporation in 1989. He is also Chairman of Mid-America Merchandising, Inc., a promotional products company, and Founder and President of VanKan, Inc., a Kansas based venture capital firm, which invests in privately held companies in the Midwest area.

     Jay Steffenhagen, Chairman of HemaCare Corporation said, "This is a transitional period as we move toward profitability, and HemaCare is fortunate to have these two accomplished individuals available to help establish strategy and guide us toward the future. We are looking forward to the benefit of Andrew Heaton's experience and knowledge in the medical and blood banking fields and Terry Van Der Tuuk's broad business background."
                            - more -

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                   About HemaCare Corporation

Founded in 1978, HemaCare is a national provider of blood products and services and the only publicly traded company engaged in the blood services industry in the U.S. HemaCare is licensed by the FDA and accredited by the American Association of Blood Banks. The Company focuses on providing cost effective, high quality solutions to the blood-related needs of U.S. hospitals.


This press release contains "forward-looking statements" within the meaning of the term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions referenced above. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, or contemplated by, the forward-looking statements contained herein. The Company undertakes no obligation to publicly release any revision to these forward-looking statements made to reflect events or circumstances after the date hereof.

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